EXHIBIT 10.5
May 14, 2010
Gary Mabie
_____________________
_____________________
Re: Offer of Employment with Milagro Holdings, LLC (the “Company”)
Dear Gary,
     This letter will confirm the terms of the Company’s offer of employment to you.
Start Date, Term and Initial Review
Commencing on February 8, 2010, and ending on February 8, 2011 (the “Term”), you will be employed by the Company to furnish your personal services exclusively for the benefit of the Company and its customers. This agreement may be extended or modified by mutual written agreement and will be reviewed by the Board on or before September 8, 2010.
Title/Reporting Relationship
The title for this position is Chief Operating Officer and you will report to the board of directors of the Company (the “Board”).
Responsibilities
Your duties and responsibilities will be such as are reasonably assigned to you by the Board. While employed by the Company, you will devote full time and attention during normal business hours to the affairs of the Company and use your best efforts to perform faithfully and efficiently your duties and responsibilities.
Compensation
Your starting salary will be $240,000 per year (the “Base Salary”), payable in equal semi-monthly installments or in accordance with the Company’s established policy. Additionally, you will be eligible for an additional bonus payment that will be based on both personal and Company performance. Such bonus if earned or paid will be established by the board of directors of the Company. In addition, the Company contemplates establishing a long-term compensation plan. If and when established, you may be eligible to participate in such a program.
Vacation
You will be entitled to paid vacation equal to twenty days during the Term. The use of any vacation time not taken will be subject to the Company’s vacation policy as in effect from time to time.
Plans
You will be eligible to participate in and shall receive all benefits under all incentive, savings and retirement plans and programs maintained or established by the Company for the benefit of its employees. In addition, you and/or your family, as the case may be, shall be eligible to participate in and shall receive all benefits under any medical, dental, disability, group life, accidental death and travel accident insurance plans and programs in which the Company participates. The Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such program or plan, so long as such actions are similarly applicable to covered employees generally.
Notwithstanding this, from the date hereof until such time as you are able to participate in the Company’s medical, dental, disability, group life, accidental death and travel accident insurance plans and programs, and subject to your compliance with the Company’s policy regarding the reimbursement of such expenses, you shall be reimbursed up to for all reasonable medical and health insurance premiums incurred by the you for the benefit of yourself or your family under any medical, dental, disability, group life, accidental death and travel accident insurance plans and programs in which you participate. All such reimbursement shall be at your request, and you shall account to the Company for all such expenses
Reimbursement of Housing Expenses
In recognition that you will be commuting from Denver to Houston during the Term, the Company shall reimburse you for reasonable housing expenses acceptable to you and the Company. Within thirty days on the commencement of the Term, you and the Company shall agree on these amounts and these shall be paid until you and the Company agree that you will relocate to the Houston area. You shall account to the Company for all such expenses.
Reimbursement of Commuting Expenses
In recognition that you will be commuting from Denver to Houston during the period of your initial employment, the Company shall reimburse you for reasonable expenses related to the commute acceptable to you and the Company. These shall be paid until you and the Company agree that you will relocate to the Houston area. You shall account to the Company for all such expenses.

Reimbursement of Business Expenses
You may from time to time incur various business expenses customarily incurred by persons holding positions of like responsibility, including, without limitation, use of a home office, travel, entertainment and similar expenses incurred for the benefit of the Company. Subject to your complying with the Company’s policy regarding the reimbursement of such expenses as in effect from time to time during your employment, which does not necessarily allow reimbursement of all such expenses, the Company shall reimburse you for such expenses from time to time, at your request, and you shall account to the Company for all such expenses.
Reimbursement of Relocation Expenses
When you and the Company have agreed on your relocation from Denver to Houston, you will be reimbursed by the Company for expenses incurred in connection with the relocation as agreed to by you and the Board. These reimbursements shall be at your request, and you shall account to the Company for all such expenses.
Severance
If (a) you are terminated by the Company without Cause (as defined below) prior to the end of the Term, or (b) following a Change of Control Event (as defined below) that occurs during the Term, (i) your employment with the Company is involuntarily terminated by the Company without Cause prior to the end of the Term or (ii) you terminate your employment with the Company for any reason during the thirty (30) day period commencing on the six-month anniversary of such Change of Control Event, then:
(1) The Company shall pay to you in a lump sum in cash, if not theretofore paid, your Base Salary (as in effect on the date of termination) through the date of termination.
(2) The Company shall, promptly upon submission by you of supporting documentation, pay or reimburse to you any costs and expenses paid or incurred by you which would have been payable under the “Reimbursement of Business Expenses” provision hereof if your employment had not terminated.
(3) The Company shall, provided that you elect COBRA within the time period required by law, reimburse your payment of your COBRA premiums through (i) the remainder of the Term (but in no event longer than six months) or (ii) until you are eligible to participate in the health insurance plan of another employer, whichever is sooner.
(4) For twelve months (if terminated pursuant to clause (a) above) or twenty-four months (if terminated pursuant to clause (b) above) following the date of your termination the Company shall pay to you, in equal semi-monthly installments, your Base Salary (as in effect on the date of your termination).

Notwithstanding any of the above to the contrary, you will not be entitled to any of the benefits or payments provided in subsections (3) or (4) of this provision if (i) you breach your obligations set forth on Annex A to this letter, or (ii) you fail to execute a release from liability and waiver of right to sue the Company or its affiliates in a form reasonably acceptable to the Company.
For purposes of this letter:
“Cause” means (i) the conviction (or plea of nolo contendere or equivalent plea) of you of a felony (which, through lapse of time or otherwise, is not subject to appeal), (ii) your having engaged in misconduct causing a violation by the Company of any state or federal laws which results in an injury to the business, condition (financial or otherwise), results of operations or prospects of the Company as determined in good faith by the Board or a committee thereof, (iii) your having engaged in a theft of corporate funds or corporate assets of the Company or in an act of fraud upon the Company, (iv) an act of personal dishonesty taken by you that was intended to result in your personal enrichment at the expense of the Company, (v) your refusal, without proper legal cause, to perform the duties and responsibilities of your position or any other breach by you of this letter, (vi) your engaging in activities which would constitute a breach of the Company’s business ethics policy, the Company’s policies regarding trading in its common stock or any other applicable policies, rules or regulations of the Company or (vii) through inaction, negligence, lack of skills and/or disregard of your duties and responsibilities, you fail to perform the scope of the duties and responsibilities of your position, as determined in good faith by the Board or a committee thereof.
“Change of Control Event” shall mean the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company taken as a whole, to any “person” (including any “group”) as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (a “Person”); (2) any Person, other than a current holder of Class A Units (as such term is defined in the Amended and Restated Limited Liability Company Operating Agreement of Holdings, as amended, dated as of November 30, 2007) of the Company (a “Class A Member”), becomes the ultimate beneficial owner, directly or indirectly, of 50% or more of the voting power of the ownership interests of the Company; or (3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding ownership interests of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the ownership interests of the Company outstanding immediately prior to such transaction which are converted into or exchanged for ownership interests of the surviving or transferee Person constitute a majority of the outstanding ownership interests of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no Person, other than a current Class A Member, becomes, directly or indirectly, the beneficial owner of 50% or more of the voting power of all classes of ownership interests of the Company.
At-Will Employment
You will be employed as an at-will-employee, which means that, except as set forth under “Severance” above, your employment may be terminated with no further obligation at any time, at the election of either you or the Company, for any reason or no reason, with or without any advance notice.
Conflicts of Interest
You agree to comply with the Company’s conflict of interest policy, including the Company’s business ethics policy, as in effect from time to time.
Restrictive Covenants
You acknowledge, understand and agree that as a condition to the Company’s execution of this letter, you are bound by, and shall be obligated to comply with, the covenants set forth on Annex A to the letter regarding (i) Confidential Information, (ii) Disclosure of Information, Ideas, Concepts, Improvements, Discoveries and Inventions, (iii) Ownership of Information, Ideas, Concepts, Improvements, Discoveries and Inventions, and all Original Works of Authorship and (iv) Non-Solicitation. It is further acknowledged, understood and agreed by that the covenants made by you as set forth on Annex A are essential elements of your employment and that, but for your agreement to comply with such covenants, the Company would not have hired you.
Entire Agreement; No Oral Amendments
This letter, together with any document, policy, rule or regulation referred to herein, replaces all previous agreements and discussions relating to the same or similar subject matter between you and the Company and constitutes the entire agreement between you and the Company with respect to the subject matter of this letter. This letter may not be modified in any respect by any verbal statement, representation or agreement made by any executive, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.

We look forward to working with you. Please feel free to contact me if you have any questions.
Sincerely yours,
Milagro Holdings, LLC
I hereby accept this offer of employment.

/s/ Gary J. Mabie	May 14, 2010

Gary J. Mabie	Date

ANNEX A
COVENANTS AS TO CONFIDENTIALITY, DISCLOSURE AND OWNERSHIP OF INFORMATION, AND NON-SOLICITATION
Confidential Information
In connection with your position as Chief Operating Officer of the Company, the Company will from time to time provide you with Confidential Information, as defined below, so that you may perform the duties and responsibilities of your position. You acknowledge, understand and agree that all such Confidential Information, whether developed by you or others employed by or in any way associated with you or the Company, is the exclusive and confidential property of the Company and shall be regarded, treated and protected as such in accordance with this letter. You acknowledge that all such Confidential Information is in the nature of a trade secret. Failure to mark any writing confidential shall not affect the confidential nature of such writing or the information contained therein.
“Confidential Information” means information, which is used in the business of the Company and (i) is proprietary to, about or created by the Company, (ii) gives the Company some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company, (iii) is designated as Confidential Information by the Company, is known by you to be considered confidential by the Company, or from all the relevant circumstances should reasonably be assumed by you to be confidential and proprietary to the Company, or (iv) is not generally known by non-Company personnel. Confidential Information excludes, however, any information that is lawfully in the public domain or has been publicly disclosed by the Company. Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):
(a) Internal personnel and financial information of the Company, vendor information (including vendor characteristics, services, prices, lists and agreements), purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting the business of the Company;
(b) Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies (including, without limitation, all information relating to any acquisition prospect and the identity of any key contact within the organization of any acquisition prospect) of the Company which have been or are being discussed;
(c) Names and contact information for customers, suppliers and their representatives, contracts (including their contents and parties), customer services,

and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers or suppliers of the Company; and
(d) Confidential and proprietary information provided to the Company by any actual or potential customer, supplier, government agency or other third party (including businesses, consultants and other entities and individuals).
You further agree that you shall not make any statement or disclosure to third parties that (i) would be prohibited by applicable Federal or state laws, or (ii) is intended or reasonably likely to be detrimental to the Company or any of its subsidiaries or affiliates.
As a consequence of the Company providing you with its Confidential Information, you shall occupy a position of trust and confidence with respect to the affairs and business of the Company. In view of the foregoing and of the consideration to be provided to you, you agree that it is reasonable and necessary that you make each of the following covenants:
(a) During the Term and thereafter, you shall not disclose Confidential Information to any person or entity, either inside or outside of the Company, other than as necessary in carrying out your duties and responsibilities to the Company, without first obtaining the Company’s prior written consent (unless such disclosure is compelled pursuant to court orders or subpoena, and at which time you shall give prior written notice of such proceedings to the Company).
(b) During the Term and thereafter, you shall not use, copy or transfer Confidential Information other than as necessary in carrying out your duties and responsibilities, without first obtaining the Company’s prior written consent.
(c) On the termination of your employment, you shall promptly deliver to the Company (or its designee) all written materials, records and documents made by you or which came into your possession during the Term concerning the business or affairs of the Company, including, without limitation, all materials containing Confidential Information.
Disclosure of Information, Ideas, Concepts, Improvements, Discoveries and Inventions
As part of your fiduciary duties to the Company and its affiliates, you agree that during the Term, you shall promptly disclose in writing to the Company all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, and whether or not reduced to practice, which are conceived, developed, made or acquired by you, either individually or jointly with others, and which relate to the business, products or services of the Company or its affiliates, irrespective of whether you used the Company’s time or facilities and irrespective of whether such information, idea, concept, improvement, discovery or invention was conceived, developed, discovered or acquired by you on the job, at home, or elsewhere. This obligation extends to all types of information, ideas and concepts, including information, ideas and concepts relating to corporate opportunities, acquisition prospects, prospective names or service marks for the Company’s business activities, and the like.
Ownership of Information, Ideas, Concepts, Improvements, Discoveries and Inventions, and all Original Works of Authorship
All information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by you or which are disclosed or made known to you, individually or in conjunction with others, during the Term and which relate to the business, products or services of the Company (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customers’ organizations, marketing and merchandising techniques, and prospective names and service marks) are and shall be the sole and exclusive property of the Company. Furthermore, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company.
In particular, you hereby specifically sell, assign, transfer and convey to the Company all of your worldwide right, title and interest in and to all such information, ideas, concepts, improvements, discoveries or inventions, and any United States or foreign applications for patents, inventor’s certificates or other industrial rights which may be filed in respect thereof, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and applications for registration of such names and service marks. You shall assist the Company at all times, during the Term and thereafter, in the protection of such information, ideas, concepts, improvements, discoveries or inventions, in the United States and all foreign countries, which assistance shall include, but shall not be limited to, the execution of all lawful oaths and all assignment documents requested by the Company or its nominee in connection with the preparation, prosecution, issuance or enforcement of any applications for United States or foreign patents, including divisions, continuations, continuations in part, reissues and/or extensions thereof, and any application for the registration of such names and service marks.
In the event you create, during the Term, any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as, videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company’s business, products or services, whether such work is created solely by you or jointly with others, the Company shall be deemed the author of such work if the work is prepared by you in the scope of your employment; or, if the work is not prepared by you within the scope of your employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be work made for hire, and the Company shall be the author of such work. If such work is neither prepared by you within the scope of your employment nor a work specially ordered and deemed to be a work made for hire, then you hereby agree to sell, transfer, assign and convey, and by these presents, do sell, transfer, assign and convey, to the Company all of your worldwide right, title and interest in and to such work and all rights of copyright therein. You agree to assist the Company and its affiliates, at all times, during the Term and thereafter, in the protection of the Company’s worldwide right, title and interest in and to such work and all rights of copyright therein, which assistance shall include, but shall not be limited to, the execution of all documents requested by the Company or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries.
Non-Solicitation
In addition to the other obligations agreed to by you in this letter, you agree that for six months following the date of termination of your employment, you shall not directly or indirectly, (i) hire or attempt to hire any employee of the Company, or induce, entice, encourage or solicit any employee of the Company to leave his or her employment, or (ii) contact, communicate with or solicit any distributor, customer or acquisition or business prospect or business opportunity of the Company for the purpose of causing them to terminate, alter or amend their business relationship with the Company.
You hereby specifically acknowledge and agree that:
(a)	The Company expended and will continue to expend substantial time, money and effort in developing its business;
(b)	You will, in the course of your employment, be personally entrusted with and exposed to Confidential Information;
(c)	The Company, during the Term and thereafter, will be engaged in its highly competitive business in which many firms compete;
(d)	You could, after having access to the Company’s financial records, contracts, and other Confidential Information and know-how and, after receiving training by and experience with the Company, become a competitor;
(e)	The Company will suffer great loss and irreparable harm if you terminate your employment and enter, directly or indirectly, into competition with the Company;
(f)	The temporal and other restrictions contained in this “Non-Solicitation” provision are in all respects reasonable and necessary to protect the business goodwill, trade secrets, prospects and other reasonable business interests of the Company;
(g)	The enforcement of this “Non-Solicitation” provision will not work an undue or unfair hardship on you or otherwise be oppressive to you; it being specifically acknowledged and agreed by you that you have activities and other business interests and opportunities which will provide you adequate means of support if the provisions of this “Non-Solicitation” provision are enforced after your termination; and
(h)	The enforcement of this “Non-Solicitation” provision will neither deprive the public of needed goods or services nor otherwise be injurious to the public.
The parties hereto further agree that if a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this “Non-Solicitation” provision is overly restrictive and unenforceable, the court shall reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this “Non-Solicitation” provision shall remain in full force and effect. The parties hereto further agree that if a court of competent jurisdiction determines that any provision of this “Non-Solicitation” provision is invalid or against public policy, the remainder of this “Non-Solicitation” provision shall not be affected thereby, and shall remain in full force and effect.